Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

             PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 3rd Quarter 2010 Earnings

East Syracuse, New York, October 27, 2010, – Beacon Federal Bancorp, Inc. (“the Company”) (NASDAQ: BFED), the holding company for Beacon Federal, announced today net income decreased $243,000 to $1.2 million, or $0.19 per basic and diluted share, for the quarter ended September 30, 2010, from $1.4 million, or $0.22 per basic and diluted share for the quarter ended September 30, 2009.

For the nine months ended September 30, 2010, net income increased $1.4 million to $3.9 million, or $0.64 per basic and diluted share, from $2.5 million, or $0.38 per basic and diluted share, for the same period in the prior year.

Ross J. Prossner, President and CEO of the Company said, “I am happy to report with our latest quarterly results that we’ve continued this year’s strong financial performance.  We expect that our focus on lowering the cost of funds and growing noninterest income will help to insulate our positive results while we continue to operate within a challenging economy.”

Prossner added, “One of our primary goals remains to maximize non-maturity deposits as a percentage of our overall deposit base. The non-maturity accounts provide greater opportunity for building lasting customer relationships that tap into all of Beacon Federal’s financial products while also helping to lower our cost of funds.”

The financial highlights for the quarter ended September 30, 2010 were as follows:

♦	Net interest income grew by 10.3%, to $7.9 million, compared to $7.2 million for the same period a year ago.

♦	Net interest margin increased to 3.02%, compared to 2.76% for the quarter ended September 30, 2009.

♦	Cost of funds decreased to their lowest historical level at 2.43%, compared to 2.91% for the same period a year ago.

♦	Book value per share grew by 11.7% to $16.84 at September 30, 2010, compared to $15.07 at September 30, 2009.

♦	Provision for loan losses increased by $630,000 to $1.9 million when compared to the same period a year ago.

♦
The Company recognized a $634,000 other-than-temporary impairment (OTTI) charge for the third quarter of 2010 related to other-than-temporary credit losses on certain securities.  During the quarter ended September 30, 2009, the Company recognized an OTTI loss on securities of $192,000.

♦	On September 24, 2010, a quarterly cash dividend was paid of $.05 per common share.

Third quarter net interest income grew to $7.9 million, an increase of 10.3% above net interest income for the third quarter of 2009, driven by reduced deposit prices resulting in a 48 basis point decrease in the total cost of funds.  The yield on interest-earning assets declined by 21 basis points.

The current quarter’s provision for loan losses was $1.9 million, which was an increase of $630,000 compared to the third quarter of 2009 and an increase of $430,000 compared to the second quarter of 2010.  The increase in the provision for loan losses in the current quarter was primarily due to an increase in nonperforming assets in the commercial portfolio.  Nonperforming assets represented 1.53% of total assets as of September 30, 2010, up from 1.23% at September 30, 2009 and up from 1.50% at June 30, 2010.  Mr. Prossner added, “We have been vigilant in monitoring our loan portfolio, as our customers confront the protracted difficult economy.  While we are experiencing an increase in our nonperforming asset ratios, we remain significantly better than our peer averages in these ratios.    We’re encouraged to note improving financial conditions for certain of the nonperforming asset relationships during this second half of the year.”

Net loan charge-offs during the current quarter were $443,000, compared to $264,000 during the third quarter of 2009 and $580,000 during the second quarter of 2010.  Annualized net charge-offs to average loans outstanding for the current quarter was 0.21%, compared to 0.13% for the third quarter of 2009 and 0.28% for the second quarter of 2010.  Annualized net charge-offs remain within the Company’s expectations.

The allowance for loan losses was $19.6 million at September 30, 2010, compared with $15.3 million at September 30, 2009 and $18.1 million at June 30, 2010.  The ratio of the allowance for loan losses to total loans was 2.39% at September 30, 2010, compared with 1.86% at September 30, 2009 and 2.18% at June 30, 2010.  The ratio of the allowance for loan losses to nonperforming loans was 127.21% at September 30, 2010, compared with 118.86% at September 30, 2009 and 117.88% at June 30, 2010.

Noninterest income decreased by 14.0% to $1.0 million for the three months ended September 30, 2010 from $1.1 million for the three months ended September 30, 2009.  Noninterest income decreased primarily due to other-than-temporary impairment losses on debt securities of $634,000 incurred during the current quarter compared to $192,000 in the prior year third quarter, partially offset by an $111,000 increase in commission income and a $98,000 increase in service charge income.

Other-than-temporary impairment charges for the quarter resulted primarily from two securities, one trust preferred security and one private label collateralized mortgage obligation (“CMO”).  The extent of impairment recognized is based on the current and projected performance of the issuing banks and their ability to repay their obligation as it relates to the trust preferred security, and the current and projected delinquencies of the underlying mortgages for the CMO.  The other-than-temporary impairment for the quarter of $634,000 is less than 1% of the fair value of our securities portfolio at September 30, 2010.

Commission income represents primarily income from the sale of credit, life and disability insurance.  The increase in commission income for the quarter is the result of a lower experience rate of claims filed by the Company’s insurance customers.

The 12.7% increase in service charge income relates primarily to an increase in debit card fees.  The Bank is actively promoting products that require debit card transactions in order to obtain an attractive rate of interest for depositors. The resulting increased debit card usage is leading to the increase in the debit card fee income.

Noninterest expense increased 8.0% or $383,000 to $5.2 million for the quarter ended September 30, 2010 from $4.8 million for the quarter ended September 30, 2009.  The increase was due primarily to a $381,000 increase in salaries and employee benefits.

Total assets decreased $8.0 million from December 31, 2009 to $1.06 billion at September 30, 2010.  The decrease was primarily the result of a $13.1 million decrease in net loans, partially offset by a $6.7 million increase in securities.  Equity increased $7.2 million to $108.5 million at September 30, 2010 from $101.3 million at December 31, 2009.  The increase reflected $3.9 million of net income and a $3.8 million decrease in net unrealized holding losses on investments for the nine months ended September 30, 2010, partially offset by $748,000 of repurchased common stock.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal (“the Bank”), offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Principal Accounting Officer
Beacon F
6611 Manlius Center Road
ederal Bancorp, Inc.
East Syracuse, NY  13057
(315) 433-0111 x 1582

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	September 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,058,884	$1,066,897
Cash and cash equivalents	12,762	12,993
Securities available for sale	176,827	167,238
Securities held to maturity	11,714	14,561
Loans, net	802,975	816,061
Federal Home Loan Bank of New York stock	10,427	11,487
Deposits	697,131	693,297
FHLB advances	171,624	191,094
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	108,504	101,259

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$13,554	$13,967	$40,809	$41,432
Interest expense	5,636	6,786	17,425	20,580
Net interest income	7,918	7,181	23,384	20,852
Provision for loan losses	1,930	1,300	5,210	5,770
Net interest income after
provision for loan losses	5,988	5,881	18,174	15,082
Noninterest income	987	1,148	3,388	2,763
Noninterest expense	5,157	4,774	15,297	13,827
Income before income taxes	1,818	2,255	6,265	4,018
Income tax expense	662	856	2,331	1,489
Net income	$1,156	$1,399	$3,934	$2,529
Basic and diluted earnings per share	$0.19	$0.22	$0.64	$0.38

Asset Quality Ratios:
Nonperforming loans to total loans	1.88%	1.56%	1.88%	1.56%
Nonperforming assets to total assets	1.53%	1.23%	1.53%	1.23%
Annualized net charge-offs to average loans
outstanding	0.21%	0.13%	0.21%	0.17%
Allowance for loan losses to non-
performing loans at end of period	127.21%	118.86%	127.21%	118.86%
Allowance for loan losses to total loans
at end of period	2.39%	1.86%	2.39%	1.86%